EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RUGER ANNOUNCES PROMOTION OF CHRISTOPHER J. KILLOY TO PRESIDENT

SOUTHPORT, CONNECTICUT, November 5, 2013-- Sturm, Ruger & Company, Inc. (NYSE: RGR) announced the promotion of Christopher J. Killoy to be its President, effective January 1, 2014. In this capacity, Mr. Killoy will be the Chief Operating Officer and will be responsible for sales, marketing, manufacturing, product management and new product development.

Mr. Killoy has served as Vice President of Sales and Marketing since November 2006. During this time, he has been instrumental in executing the successful launch of many new products and in managing the Company’s strong sales growth.

“Chris is one of the industry’s most experienced and respected executives and we are fortunate to have him,” commented CEO Mike Fifer. “In his expanded role, I expect Chris to enhance Ruger’s standing as the industry leader in product innovation and superior financial performance.”

Prior to joining Ruger, Mr. Killoy was Vice President of Sales and Marketing for Smith &

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Wesson. Additionally, he served as Vice President and General Manager of Savage Range Systems.

“I am honored and excited to get this expanded opportunity to provide leadership and service to such a tremendous company,” said Killoy. “We have a strong team in place and our 2,000+ employees are passionate, dedicated, hardworking and committed to making great products."

Mr. Killoy is a 1981 graduate of the United States Military Academy at West Point and subsequently served in a variety of Armor and Infantry assignments in the U.S. Army.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 300 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, "Arms Makers for Responsible Citizens," echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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